Exhibit 10.21

2008 Director Compensation Package

On May 29, 2008, the Board of Directors of Radiant Systems, Inc. (the “Company”) approved a new compensation package for the non-employee members of the Board of Directors and its committees. On December 2, 2008, the Board of Directors of the Company revised certain portions of the compensation package.

Each non-employee director of the Company will be paid an annual retainer of $35,000. A $15,000 annual retainer will be paid to the Audit Committee Chairman, a $10,000 annual retainer will be paid to the Compensation Committee Chairman and a $5,000 annual retainer will be paid to the Chairman of any other committee. An annual retainer of $10,000 will be paid to the Audit Committee members and an annual retainer of $5,000 will be paid to the Compensation Committee members. All annual cash retainers shall be paid quarterly. In addition, each non-employee director will be paid a year-end cash award of $40,000.

Each non-employee director of the Company will receive an annual grant of 9,000 shares of the Company’s restricted common stock and options to purchase 6,250 shares of the Company’s common stock on the last business day of each fiscal year of the Company. The restricted common stock and options vest over a period of six months from the date of grant. The options have an exercise price equal to the fair market value of the Company’s common stock on the date of grant and expire, unless previously exercised or terminated, seven years from the date of grant.

In addition, all new non-employee directors of the Company receive a one-time grant of an option to purchase 25,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the stock on the date of grant, which options vest over a period of three years. All such options expire, unless previously exercised or terminated, seven years from the date of grant.